Exhibit 99.1

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, MD USA 21046

Release Date: May 5, 2003	Contact:	Louise Casamento
Director of Marketing
(443) 285-8144

MICROS Systems, Inc. Acquires Datavantage Corporation

Columbia, MD—May 5, 2003—MICROS Systems, Inc. (NASDAQ:MCRS), a leading provider of information technology solutions for the hospitality industry, announced today the acquisition of Datavantage Corporation, a leading provider of information technology solutions for the specialty and general merchandise retail industry, for a combination of cash and stock in the amount of approximately $52 million. Headquartered in Cleveland, OH, Datavantage, with 2002 revenue of $42 million, will be operated as a wholly-owned subsidiary of MICROS Systems, Inc.

Datavantage provides information technology solutions that help retailers improve customer service, streamline operations, increase productivity, and eliminate revenue losses due to theft. Datavantage customers include over 200 premier companies such as Aeropostale, Barney’s New York, Bed Bath & Beyond, The Finish Line, HMS Host, IKEA, The Limited, Nike Retail, Payless ShoeSource, Polo Ralph Lauren, The Sharper Image, Staples, Starbucks Coffee, Talbots, and Timberland.

Datavantage achieved the largest POS software market penetration among the top 100 specialty retailers according to the 4th Annual POS Benchmarking Survey: A Retailer Perspective, January 2003, conducted by LakeWest Group in the Fall of 2002.

“This is a great acquisition for MICROS,” stated Tom Giannopoulos, Chairman and CEO of MICROS. “We’ve been looking for just the right company to expand our product offering and customer base. With Datavantage, we can now offer new products to many of our customers who have retail operations within their establishments, and can also address new segments of the retail marketplace. Additionally, Datavantage has shown consistent revenue and profit growth and thus will contribute positively and immediately to the MICROS earnings.”

“Datavantage is the fastest growing provider of technology solutions to the specialty and general merchandise retail market. MICROS’s financial strength, resources, and global infrastructure are exactly what Datavantage needs to continue its profitable growth,” stated Marvin L. Lader, Founder and Chief Executive Officer of Datavantage. “This acquisition is a very sound business strategy for all parties involved.”

About Datavantage
Datavantage Corporation is a leading provider of information technology solutions for the specialty and general merchandise retail industry. Headquartered in Cleveland, Ohio, Datavantage systems are installed in over 18,000 stores in 10 countries. Datavantage analytic solutions process data at a corporate level for an additional 46,000 stores.

Datavantage had been owned by Saratoga Partners, a private equity investment firm, and the Datavantage management team. For more information on Datavantage products and services may be found at www.datavantagecorp.com.

About MICROS Systems, Inc.

MICROS Systems, Inc. provides enterprise applications for the hospitality industry worldwide. Over 135,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, and leisure and entertainment operations in more than 130 countries. MICROS provides property management systems and central reservation and customer information solutions under the brand MICROS-Fidelio for more than 15,000 hotels worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

For more information on MICROS and its advanced information technology solutions for the hospitality industry, please contact Louise Casamento, Director of Marketing at (443) 285-8144 or (800) 638-0985. You can also visit the MICROS website at www.micros.com or send an email to info@micros.com.

Conference Call –

MICROS’s Management will hold a conference call on Monday, May 5, 2003, at 2:00 PM EDT, during which time they will discuss MICROS’s acquisition of Datavantage Corporation.

To participate in the conference call, please call 1-800-886-8681, between 1:50 and 2:00 PM EDT. Please state your name and reference MICROS Systems to begin participating in the call when the operator is available. If you are dialing outside of the U.S. and Canada, please call 212-748-2741, and state your name and reference MICROS Systems.

Investors will have the opportunity to listen to the conference call/event over the Internet through PR Newswire at http://www.firstcallevents.com/service/ajwz381432853gf12.html. To listen to the live call/event, please go to the PR Newswire web site at least fifteen minutes prior to 2:00 PM EST, Monday, May 5, 2003 to register, download, and install any necessary audio software. (Minimum Requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.)

Please call Kimberly Marin at 443-285-8112 if you have any questions.

The MICROS logo is a registered trademark of MICROS Systems, Inc. All other product and brand names are the property of their respective owners.